Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-251227, 333-251230, 333-218997, 333-207170 and 333-157169 on Form S-8 and Registration Statement No. 333-221346 and 333-213132 on Form S-3 of our reports dated September 9, 2021, relating to the consolidated financial statements of Farmer Bros. Co. and subsidiaries, and the effectiveness of Farmer Bros. Co. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Farmer Bros. Co. for the year ended June 30, 2021.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 9, 2021